Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEOSTEM, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2009, AT 8:01 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

0899444 8100

090977299

AUTHENTICATION: 7613269

DATE: 10-30-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:01 AM 10/30/2009
FILED 08:01 AM 10/30/2009
SRV 090977299 - 0899444 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Section A of Article FOURTH is hereby deleted in its entirety and the following language is hereby inserted in its stead.

"A. The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000 shares, of which 500,000,000 shares are designated as common stock, having a par value of $0.001 per share ("Common Stock") and 20,000,000 share are designated as preferred stock, $0.01 par value per share ("Preferred Stock")."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 29th day of October, 2009

NEOSTEM, INC.

By: ______________________
Name: Robin L. Smith
Title: Chief Executive Officer